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                                                                   EXHIBIT 10.22


                                                                  Execution Copy

                                Employment Letter

December 20, 2006

Mr. David L. Harbert
17858 Bearpath Trail
Eden Prairie, MN 55347

Dear Mr. Harbert:

Please allow this letter to serve as the entire agreement between Dura Automotive Systems (the "Company") and you, David L. Harbert (the "Employee") with respect to certain aspects of your employment with the Company. The Company acknowledges and agrees that the Employee is and will remain a Partner of, and has and will retain an interest in, Tatum, LLC ("Tatum"), which will benefit the Company in that the Employee will have access to certain Tatum resources.

The Company is currently operating as a debtor-in-possession under chapter 11 of the United States Code (the "Bankruptcy Code"), with its case currently pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). This agreement remains subject to approval of the Bankruptcy Court, and upon such approval, will be effective as of December 9, 2006.

Beginning Date

The Employee will work for the Company beginning on December 9, 2006 ("Beginning Date").

Position and Duties

During the term of employment, the Employee will be employed as the Chief Financial Officer of the Company and shall perform all duties as are consistent therewith as the Chief Executive Officer or the Board of Directors of the Company shall designate. The Employee shall report directly to the Company's Chief Executive Officer. Notwithstanding the foregoing, the Company acknowledges that the Employee shall not be required to sign any financial statements or other certifications required by the Principal Accounting Officer or Principal Financial Officer until such time as the Employee is comfortable with taking on such responsibility; provided, however, that the Employee shall notify the Company not later than February 15, 2007, whether he will sign the certification which must be provided by the Principal Financial Officer of the Company for the Report on Form 10-K for the year ending December 31, 2006. In the event that the Employee does not agree to sign the certification for the Report on Form 10-K by February 15 2007, he will cease to serve as Chief Financial Officer of the Company as of March 1, 2007.

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During his employment, the Employee shall devote his full time and attention and expend his best efforts, energies and skills on behalf of the Company in the performance of the foregoing duties and responsibilities.

Compensation

The Company shall pay to the Employee a salary of $43,200 a month ("Salary") payable in accordance with the Company's normal payroll periods and procedures, but no less frequently than on a semi-monthly basis. The Employee's Salary may be increased from time to time by the Company in its discretion. Should the Company elect to terminate this agreement within 90 days of the Beginning Date, the Company will pay the Employee an early termination fee ("Early Termination Fee") in an amount such that the total of Salary and Early Termination Fee paid is equal to $2,250 per day worked by the Employee from the Beginning Date to such date of termination of this agreement. The Early Termination fee, if any, will be paid to the Employee upon a termination of this agreement that occurs within 90 days of the Beginning Date.

Other Compensation Provisions:

During the course of the Employee's employment hereunder, the Employee will remain a Partner of Tatum. As a Partner of Tatum, Employee will share with Tatum a portion of his or her economic interest in any stock options or equity bonus that the Company may, in its discretion, grant the Employee and may also share with Tatum a portion of any cash bonus and severance the Company may, in its discretion, pay the Employee, but only to the extent specified in that certain Interim Engagement Resources Agreement between the Company and Tatum (the "Resources Agreement"). The Company acknowledges and consents to such arrangement.

The Company will promptly reimburse the Employee directly for reasonable travel and out-of-pocket business expenses in accordance with the expense reimbursement policies and procedures of the Company and a per diem of $50.00. All reimbursement of expenses shall occur within 14 days of submission of expense reports to the Company. Reasonable travel and out-of-pocket expenses will include but not be limited to coach-class transportation to and from Minneapolis and Detroit on a weekly basis, a corporate apartment, access to a local health club agreeable to both the Company and the Employee, and local transportation.

Benefits

The Employee will be eligible for (1) any 401(k) plan offered to senior management of the Company in accordance with the terms and conditions of such 401(k) plan, (2) holidays consistent with the Company's policy as it applies to senior management, and (3) vacation accrued at 1.67 days per month. The Employee will be exempt from any waiting periods required for eligibility under any benefit plan of the Company, other than a qualified retirement plan or if such exemption would otherwise cause impermissible discrimination under the income tax laws applicable to employee benefit plans.

The Employee must receive written evidence that the Company maintains directors' and officers' insurance to cover him in an amount comparable to that provided to senior management of the Company at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.


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Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors' and officers' extended reporting period, or "tail," policy to cover the Employee.

Indemnification

The Company agrees to indemnify the Employee pursuant to the following terms and conditions, and to the extent provided below:

     (a) Subject to the provisions of subparagraphs (c) and (d) below, the Company will indemnify the Employee for any claim arising from, related to or in connection with the Employee's performance of the services described in this agreement.

     (b) The Employee shall not be entitled to indemnification, contribution or reimbursement pursuant to this agreement for services other than those services provided for under this agreement, unless such services and the indemnification, contribution, or reimbursement therefor are approved by the Bankruptcy Court.

     (c) Notwithstanding anything to the contrary in this letter, the Company shall have no obligation to indemnify any person, or provide contribution or reimbursement to any person, for any claim or expense to the extent that it is either (i) judicially determined (the determination having become final) to have arisen from that person's gross negligence or willful misconduct, or (ii) settled prior to a judicial determination as to that person's gross negligence or willful misconduct, but determined by the Bankruptcy Court, after notice and a hearing, to be a claim or expense for which that person should not receive indemnity, contribution or reimbursement under the terms of this agreement.

     (d) If, before the earlier of (i) the entry of an order confirming a chapter 11 plan in the Company's chapter 11 cases (that order having become a final order no longer subject to appeal) and (ii) the entry of an order closing the Company's chapter 11 cases, the Employee believes that it is entitled to the payment of any amounts by the Company on account of the Company's indemnification, contribution and/or reimbursement obligations under this agreement, including without limitation the advancement of defense costs, the Employee must file an application before the Bankruptcy Court, and the Company may not pay any such amounts to the Employee before the entry of an order by the Bankruptcy Court approving the payment.

     (e) Notwithstanding the foregoing provisions in subparagraphs (a) - (d), if, upon the earlier of (i) the entry of an order confirming a chapter 11 plan in the Company's chapter 11 cases and (ii) the entry of an order closing the Company's chapter 11 cases, this agreement has not been terminated according to its terms or by separate order of the Bankruptcy Court, the Company shall agree to indemnify the Employee going-forward to the full extent permitted by law for any losses, costs, damages and expenses, including reasonably attorneys' fees, as they are incurred


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          in connection with any cause of action, suit or other proceeding arising in connection with Employee's employment with the Company, except to the extent arising from the gross negligence or willful misconduct of the Employee.

Termination

The Company may terminate the Employee's employment for any reason upon at least 30 days' prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of this notice. Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days' prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Employee will continue to render services and to be paid during such 30-day period, regardless of who give such notice.

Notwithstanding the above: (1) the Employee may terminate this agreement immediately if the Company has not remained current in its obligations under this letter or the Interim Engagement Resources Agreement between the Company and Tatum or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct; (2) the Company may terminate this agreement immediately for cause; and (3) either party may terminate this agreement in the event the Bankruptcy Court declines to approve this agreement on or before January 23, 2007. For purposes of this paragraph, "cause" shall be defined as (a) the conviction of the Employee, or an agreement to a plea of nolo contendere to, any felony or other crime involving moral turpitude, (b) willful and continuing refusal to substantially perform his duties, or (c) in performing such duties, conduct constituting gross negligence or gross misconduct.

This agreement will also terminate immediately upon the death or disability of the Employee. For purposes of this agreement, "disability" will be as defined by the applicable Company policy of disability insurance or, in the absence of such insurance, by the Company's Board of Directors acting in good faith.

Upon termination of this agreement, the Employee's salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination. Except for any Early Termination Fee that may be payable hereunder, no other severance payments or benefits shall be provided by the Company to the Employee.

Confidentiality

The Employee shall owe a duty of confidentiality to the Company for all confidential information, knowledge or data obtained by the Employee during the course of his employment. After termination of this agreement, the Employee shall return all confidential information in his possession or control to the Company and shall not, without prior written consent of the Company, communicate or disclose any such information, knowledge, or data to anyone other than the Company or those persons designated by the Company.

Miscellaneous

This agreement contains the entire agreement between the parties with respect to the matters contain herein, superseding any prior oral or written statements or agreements.


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The Employee may not assign or delegate any of his rights or obligations under this agreement without first obtaining the written consent of the Company.

The Company agrees to allow Tatum to use the Company's logo and name on Tatum's website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company's logo or name in any press release or general circulation advertisement without the Company's prior written consent.

The provisions in this agreement concerning the payment of Salary will survive the termination of this agreement.

The terms of this agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Michigan, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

All notices or other communication described under this agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Employee:

     Mr. David L. Harbert
     17858 Bearpath Trail
     Eden Prairie, MN 55347

     If to the Company:

     Dura Automotive Systems, Inc.
     Attn: Theresa Skotak
     2791 Research Dr.
     Rochester Hills, MI 48309


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Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

Dura Automotive Systems, Inc.


By: /s/ Theresa L. Skotak
    ---------------------------------
Signature

Name: Theresa L. Skotak
Title: Vice President Human Resources


Acknowledged and agreed by:

David L. Harbert


/s/ David L. Harbert
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(Signature)

DAVID L. HARBERT
(Print name)

Date: DECEMBER 22, 2006


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